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                                                                     Exhibit 22.


                           SUBSIDIARIES OF REGISTRANT



   The following are the subsidiaries of Mercom, Inc.:


         Communications and Cablevision, Inc.


         Coldwater Cablevision, Inc.


         Allegan County Cablevision, Inc.


         Mercom of Florida, Inc.


         Mercom Services, Inc.